SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: February 8, 2006
(Date of earliest event reported)

NATHAN'S FAMOUS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-3189	11-3166443
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 Old Country Road, Westbury, New York	11590
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number including area code	(516) 338-8500

(Former name or former address, if changed since last report.)

Item 1.01. Entry into a Material Definitive Agreement.

On February 8, 2006, Miami Subs Real Estate Corp., (“MSREC”) and QSR, Inc. (“QSR” and, together with MSREC, the “Tenant”), Robert T. Williamson, (“Landlord”), and CVS 3285 FL, L.L.C., (“CVS”) entered into a Lease Termination Agreement  dated January 26, 2008 with respect to three (3) leased properties in Fort Lauderdale, Florida currently leased by Landlord to Tenant (collectively, the “Premises”). Each of MSREC and QSR are wholly-owned subsidiaries of Nathan’s Famous, Inc. (the “Registrant”).

Pursuant to the Lease Termination Agreement, within 180 days following delivery of notice from CVS to Tenant (a “Notice”), Tenant is required to deliver to CVS the vacant Premises. Upon Tenant’s delivery of the Premises vacated by its current occupants, Tenant will receive a payment of $2 million. As the Premises are currently subject to certain sublease and management agreements between Tenant and the current occupants, Tenant will make payments to, or forgive indebtedness of, the current occupants of the Premises and pay brokerage commissions of approximately  $500,000 in the aggregate.

CVS’ delivery of a Notice to Tenant is subject to the satisfaction of certain conditions contained in the Lease Termination Agreement, including (i) the negotiation of a ground lease for the Premises on terms mutually satisfactory to CVS and Landlord, (ii) CVS’ determination, in its sole discretion, within the time period provided in the Lease Termination Agreement that the Premises are acceptable for CVS’ intended use; and (iii) receipt within the time period provided in the Lease Termination Agreement of all necessary permits and approvals for CVS’ construction and development of a building on the Premises.

All descriptions of the terms the Lease Termination Agreement are qualified by reference to the actual provisions of such Agreement which is filed as Exhibit 10.1 to this Form 8-K and which terms incorporated herein by reference.

There is no material relationship between the Registrant and any of its affiliates and the other parties to the Lease Termination Agreement, other than in respect of the Lease Termination Agreement.

Item 9.01.  Financial Statements and Exhibits.

Exhibit	Description
(c)10.1	Lease Termination Agreement dated January 26, 2006 among Miami Subs Real Estate Corp., QSR, Inc., Robert T. Williamson, and CVS 3285 FL, L.L.C.,

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunder duly authorized.

NATHAN'S FAMOUS, INC.

Dated: February 10, 2006	By:	/s/ Wayne Norbitz
Wayne Norbitz
President and Chief Operating Officer (Principal Executive Officer)